Exhibit 99.1

Premier Biomedical Signs Joint Venture Agreement With New Earth Development, RushNet Inc., and XYZ Hemp, Inc. to Market New Anti-Addiction Patch

Tuesday, July 30, 2019 10:00 AM

JACKSON CENTER, PA / ACCESSWIRE / July 30, 2019 / Premier Biomedical, Inc. (OTCQB: BIEI) announced today the signing of an agreement forming a joint venture with New Earth Development Corporation, RushNet, Inc., and XYZ Hemp, Inc. to manufacture, market and sell a revolutionary Anti-Addiction Patch containing Premier Biomedical’s patented natural and synthetic formulation. The product will be based on the topical pain relieving patch technology currently marketed by Premier Biomedical. Because of the current focus on the opioid drug overdose epidemic, not only in the United States, but worldwide, the joint venture will quickly seek to expand sales globally.

Joshua Spooner, CEO of New Earth Development Corporation and Chief Scientific Officer of XYZ Hemp, Inc., is quoted as saying “our specially formulated hemp oil extracts with a patented formulation to increase skin penetration and bioavailability makes this a powerful and unique blend.”

Dr. Mitchell Felder, Chairman of the Board of Premier Biomedical, stated, “The Anti-Addiction Patch is a proprietary blend of natural components, including hemp oil extracts and a patented combination (US Pat. # 8865733) of Naltrexone and Cyclobenzaprine, two long-time FDA approved drugs. These medications are extremely well documented in the prevention and treatment of narcotic addiction.

“This is believed to be a revolutionary and efficacious treatment for opioid addiction. We anticipate no negative side-effects due to its intended topical delivery system, yet it would allow for both the outpatient and inpatient treatment. The topical patch is designed to provide a steady release of Naltrexone with an increased penetration and bioavailability of the product via a proprietary blend of components and the topical delivery system. The blend of hemp oil extracts along with Naltrexone and Cyclobenzaprine is expected to eliminate a desire for opioid abuse. The Anti-Addiction Patch will be prescribed to prophylactically protect a patient from an opioid-induced drug overdose, while simultaneously reducing the ability of the drug-addicted patient to achieve an opioid-induced high. Each patch is designed to provide continuous treatment for up to 7-10 days.”

William A. Hartman, President and CEO of Premier Biomedical, commented, “The Anti-Addiction Patch utilizes synergistic technologies from both the Biologics and Pain Management Divisions of Premier Biomedical and is intended to alleviate the drug overdose problem which claims hundreds of victim per week in the USA alone. Initial sales efforts of the revolutionary Anti-Addiction Patch will target addiction clinics and rehab centers as well as government agencies at both the Federal and State levels. Our plan is to quickly branch out beyond the domestic market after a successful launch in the United States.”

“The new group has already held a meeting with a major multi-faceted defense contractor, and interest was expressed not only in the proposed Anti-Addiction Patch, but also in Premier’s treatment and potential cure for PTSD. Subsequent meetings are being scheduled with this major corporation as well as others to develop and exploit these promising technologies.”

For more information please contact:

William A. Hartman
President and CEO
Premier Biomedical Inc.
(814) 786-8849
w.hartman@premierbiomedical.com
http://www.premierbiomedical.com

About RushNet, Inc.

RushNet, a Colorado corporation, is an edibles and beverage based company with stand-alone products, including most enhanced with CBD. Currently, we have developed 14 Products that will take advantage of the natural and non-GMO grow, pristine mineral water enhancement and natural CBD.

About New Earth Development Corp.

New Earth Development Corp., a Colorado corporation, is a top of the line medical CBD company. With innovative products targeting specific disease states using supplements, New Earth Development Corp., along with RushNet, is poised to take CBD to the next level. With two of its top officials being not only medical doctors, but well-versed in the field of cannabis, a team of scientists and technical experts have joined forces to utilize all that CBD and Hemp have to offer.

About Premier Biomedical, Inc.

Premier Biomedical, Inc. (OTCQB: BIEI) is a research-based publicly traded company that intends to discover and develop medical treatments for a wide range of diseases in humans. Premier has obtained, via exclusive license agreements, the technology behind three granted US Patents, multiple pending provisional patents. Founded in 2010, Premier has partnered with the University of Texas at El Paso (UTEP). In 2016, the company began developing a line of all-natural pain relief products which they began selling in early 2017 to address the rising opioid addiction problem. The company's R&D efforts are centered in El Paso, TX, and their business offices are in Western Pennsylvania. The Company is a fully-reporting issuer whose common stock trades on the OTC marketplace maintained by OTC Markets Group, Inc. under the ticker symbol "BIEI." For more information please visit our websites: http://www.premierbiomedical.com and http://www.painreliefmeds.com

Safe Harbor Notice

Certain statements contained herein are “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). Premier Biomedical, Inc. cautions that statements, and assumptions made in this news release constitute forward-looking statements and makes no guarantee of future performance. Forward-looking statements are based on estimates and opinions of management at the time statements are made. These statements may address issues that involve significant risks, uncertainties, estimates made by management. Actual results could differ materially from current projections or implied results. Premier Biomedical, Inc. undertakes no obligation to revise these statements following the date of this news release.